EXHIBIT 3.7


                                AMENDMENT TO THE
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                             SAC TECHNOLOGIES, INC.


         The undersigned, desiring to amend the Amended and Restated Articles of Incorporation of SAC Technologies, Inc., a Minnesota corporation, pursuant to Minnesota Statutes Chapter 302A, DOES HEREBY CERTIFY:

         FIRST: The Board of Directors of the Corporation, by written consent of its members, evidenced by a written consent action, and approval of the requisite vote of the shareholders, has duly adopted the following resolutions proposing and declaring advisable the following amendments to the Articles of
                  Incorporation:

                  RESOLVED, that the Articles of Incorporation of the Corporation, as amended to date, be amended by deleting
                  Article I thereof in its present form and substituting therefor a new Article I in the following form:

                           "The name of the corporation shall be: BIO-key International, Inc."

                  RESOLVED, that Article V of the Articles of Incorporation of the Corporation, as amended to date, be amended and restated in its entirety to read as follows:

                           "The Corporation is authorized to issue an aggregate
                  total of sixty million (60,000,000) shares of voting common capital stock having a par value of $0.01 per share. The Board of Directors may establish multiple classes and series of stock.

                           The Corporation is also authorized to issue capital
                  stock to the extent of: five million (5,000,000) shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). The board of directors of the Corporation shall have the authority to issue shares of Preferred Stock in series and to fix by resolution the designations, powers, preferences, rights and the qualifications, limitations, or restrictions in respect of any such series."

         SECOND: That the aforesaid amendments have been approved in accordance with the Minnesota Statutes Chapter 302A.

         THIRD:   That this amendment shall become effective when filed.

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                  I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perjury as set forth in section 609.48 as if I had signed this amendment under oath on this 27th day of February 2002.


                                        SAC TECHNOLOGIES, INC.

                                        By: /s/ Jeffry R. Brown
                                            ------------------------------------
                                            Jeffry R. Brown
                                            Chairman of the Board and
                                            Chief Executive Officer